Exhibit 99.1

BASELINE OIL & GAS RESTRUCTURES PAST DUE OBLIGATIONS UNDER ITS 12 1 /2 % SENIOR SECURED NOTES.

MAJORITY HOLDERS ACCEPT NEW 15% SENIOR SECURED NOTES DUE 2009 AND SENIOR LENDER TO FORBEAR EXERCISING ANY REMEDIES PRESENTLY AVAILABLE TO IT UNDER COMPANY’S SENIOR CREDIT FACILITY.

HOUSTON – October 31, 2008 – Baseline Oil & Gas Corp. (the “Company”) (OTC BB: BOGA) announced today that it successfully reached accommodation with the vast majority of its note holders with respect to its failure to repurchase the Company’s outstanding 12 1/ 2 % Senior Secured Notes due 2012 (the “Old Notes”) on October 6, 2008. As previously announced, the Company failed to pay the holders of the Old Notes $118.45 million, constituting aggregate offer consideration and consent fees payable with respect to its August 8, 2008 Change of Control Offer to Purchase and Consent Solicitation.

On October 31, 2008, holders of $100 million (the “Majority Holders”) of the $115 million outstanding aggregate principal amount of the Old Notes exchanged all of their Old Notes for new Senior Secured Notes (the “New Notes”) in the aggregate principal amount of $106,681,250. Such amount represents 103% of the principal amount of Old Notes held by the Majority Holders, plus an additional $3,681,250 (payable as satisfaction of certain consent, solicitation and other fees owing from the Company, including fees associated with the waiver of certain existing defaults under the Indenture for the Old Notes). In addition, there remains outstanding $15 million in principal amount of Old Notes.

The New Notes mature on June 15, 2009 and will accrue annualized interest of 15%, 12 1/2% of which is payable in cash, and 2 1/2% of which may be payable by the Company in additional New Notes (the “PIK Interest”). Interest under the New Notes will be payable quarterly. The New Notes and the Old Notes will share in the existing security interest on substantially all of the Company’s properties that had been held by the holders of the Old Notes, on a pro rata basis.

If a holder of Old Notes delivers a consent to the Company prior to the maturity or earlier repayment of the New Notes, such holder will be entitled to receive, in exchange for its Old Notes, New Notes in a principal amount equal to (i) 104.25% of the principal amount of its Old Notes being exchanged and (ii) the amount of PIK Interest that would have accrued with respect to such New Notes had they been issued to such holder on October 31, 2008 through and including the date of such consent, offset by any interest received under such holder’s Old Notes since October 31, 2008.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

The Company’s senior lender, Wells Fargo Foothill, Inc. also, subject to certain conditions, agreed to forbear from exercising remedies available to it under its senior credit facility and hedge agreement with the Company until April 15, 2009.

The senior credit facility has also been amended to provide, among other things, for (i) a new maturity date, with respect to any advances under the revolving credit commitment, of the earlier of October 1, 2010 or sixty days prior to the maturity date of the New Notes and (ii) an increase of 2% on the interest rate margin for both Prime and LIBOR based loans thereunder (as of today, there are nominal borrowings under the senior credit facility). The Intercreditor Agreement was also modified to permit the restructuring of the Company’s obligations under the Old Notes and to extend the standstill period, during which time the Trustee for the Old Notes and New Notes cannot enforce any rights with respect to collateral from 90 to 180 days.

As part of the restructuring, on October 17, 2008 the Company also paid to the holders of record on September 15, 2008 all accrued and unpaid interest initially due on October 1, 2008 under the Old Notes.

By reaching an agreement with its senior lenders and the holders of the vast majority of its Old Notes, the Company should have sufficient time for management and the Board to identify and evaluate various strategic alternatives designed to maximize value for the Company’s stockholders during this period of uncertainty in the financial markets.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks and the risks described in the Offering Memorandum. Forward-looking statements speak only as of the date on which they were made and, except as required by law, we assume no obligation to update any forward-looking statements and do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Baseline Oil & Gas Corp.

Contact Patrick H. McGarey, CFO

(281) 591-6100